                                                                     Exhibit 12

                             UNISYS CORPORATION
        COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (UNAUDITED)
                              ($ in millions)
                                   Three
                                   Months
                                   Ended
                                   March 31,      Years Ended December 31
                                            ------------------------------------
                                   1997    1996    1995     1994    1993    1992
                                   ----    ----    ----     ----    ----    ----
Income (loss) from continuing
  operations before income taxes   $ 30.6  $ 93.7  $(781.1) $ 14.6  $370.9  $301.3
Add (deduct) share of loss (income)
  of associated companies          (   .1) (  4.9)     5.0    16.6    14.5     3.2
                                   ------  ------  -------  ------  ------  ------
          Subtotal                   30.5    88.8   (776.1)   31.2   385.4   304.5
                                   ------  ------  -------  ------  ------  ------
Interest expense (net of interest
  capitalized)                       60.4   249.7    202.1   203.7   241.7   340.6
Amortization of debt issuance
  expenses                            1.8     6.3      5.1     6.2     6.6     4.8
Portion of rental expense
  representative of interest         14.8    59.2     65.3    65.0    70.5    78.8
                                   ------  ------  -------  ------  ------  ------
          Total Fixed Charges        77.0   315.2    272.5   274.9   318.8   424.2
                                   ------  ------  -------  ------  ------  ------
Earnings (loss) from continuing
     operations before income
     taxes and fixed charges       $107.5  $404.0  $(503.6) $306.1  $704.2  $728.7
                                   ======  ======  =======  ======  ======  ======
Ratio of earnings to fixed charges   1.40    1.28    (a)      1.11    2.21    1.72
                                   ======  ======  =======  ======  ======  ======

(a) Earnings for the year ended December 31, 1995 was inadequate to cover fixed charges by approximately $776.1 million.
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